Exhibit 5.1
[Letterhead of Gibson, Dunn & Crutcher LLP]
October 21, 2008

212-351-4000	C 19398-00023

212-351-4035
Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

Re:	Coeur d’Alene Mines Corporation, $75,000,000 offering of Senior Secured Floating Rate Convertible Notes due 2012
Ladies and Gentlemen:
          We have examined the registration statement on Form S-3 (File No. 333-154391) of Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), as supplemented by the prospectus supplement filed on October 20, 2008, each filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of $50 million principal amount of its Senior Secured Floating Rate Convertible Notes due 2012 (the “Notes”) and a warrant (the “Warrant”) for the purchase of up to $25 million principal amount of Notes. The Notes have been issued pursuant to an Indenture, dated as of October 20, 2008 (the “Original Indenture”), by and between the Company and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture and security agreement, dated October 20, 2008 (the Indenture, as supplemented, the “Indenture”).
          In arriving at the opinions expressed below, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the receipt of requisite consideration for the Warrant and the Notes.

          We are not admitted or qualified to practice law in Idaho. Therefore, we have relied upon the opinion of Kelli Kast, Esq., General Counsel to the Company, filed as an exhibit to the Company’s Current Report on Form 8-K, with respect to matters governed by the laws of Idaho.
          Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein:
(1)	The Warrant is a legal, valid and binding obligation of the Company.

(2)	With respect to the Notes issued October 20, 2008, assuming the Original Indenture and the Supplemental Indenture have been duly authorized and validly executed and delivered by the Company and the trustee thereunder and assuming the Notes have been authenticated in accordance with the terms of the Indenture the Notes constitute legal, valid and binding obligations of the Company.

(3)	With respect to the Notes to be issued by the Company upon the exercise of the Warrant (the “Warrant Notes”), when (a) the Warrant has been exercised in accordance with the terms thereof, (b) the terms of the Warrant Notes have been established in accordance with the Indenture, (c) the Original Indenture and any supplement indenture have been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (d) the Warrant Notes have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the warrant against the receipt of requisite consideration in accordance with the terms of the warrant, the Warrant Notes will constitute legal, valid and binding obligations of the Company.
          The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:
A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	The opinions set forth above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

            We consent to the filing of this opinion as an exhibit to filed as an exhibit to the Company’s Current Report on Form 8-K. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

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